Exhibit 10.4

Seaboard Corporation

Summary of Perquisite for Personal Use of Seaboard Airplane

(Effective September 22, 2020)

The Board of Directors of Seaboard Corporation has approved for the Chairwoman of the Board and each of the Named Executive Officers the right to use Seaboard’s airplane for personal use. Ellen Bresky, Chairwoman of the Board, and Robert L. Steer, President, each have been allotted up to 20 hours of flight time per year for personal use.  Each of the other Named Executive Officers has been allotted up to 10 hours of flight time per year for personal use.

For each recipient of this benefit, Seaboard will also pay the incidental fees and expenses incurred related to the flights, including ground transportation, as well as a “tax gross-up” of the estimated federal and state income taxes each will incur as a consequence of this benefit.